Exhibit 10.14

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to that certain EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of January 1, 2012 by and between OSI Optoelectronics Inc., a California corporation (the “Company”), and Manoocher Mansouri (“Executive”) is made effective July 1, 2015.

WHEREAS, Company and Executive have agreed to revise and clarify the definition of Good Reason, to remove the Stay Bonus and to clarify certain other terms of the Agreement:

NOW THEREFORE, the parties agree as follows:

1.Section 4.3.1 is hereby amended and restated in its entirety to provide as follows:

4.3.1Good Reason. Executive may terminate this Agreement for “Good Reason,” which shall mean the occurrence of any of the following events, unless Executive specifically agrees in writing that such event is not Good Reason provided that (x) Executive terminates this Agreement within six (6) months following the initial existence of one or more of the following events that occur without Executive’s consent and (y) Executive provides written notice to the Company of the existence of one pr more of the following events within ninety (90) days of the initial existence of such event or events, the Company fails to remedy such event or events within thirty (30) days :of receiving such notice, and termination is effective within sixty (60) days following the end of such cure period:

(a)Substantial Change in Duties. Any substantial negative change in the nature and status of duties assigned to Executive such that Executive is given duties not commensurate with Executive’s title (For avoidance of doubt, duties may be changed to comparable duties of similar importance and stature commensurate with the title of President of the Company, without constituting Good Reason. Furthermore, changes in service or participation on the Company’s Board of Directors (“Board”) shall not constitute Good Reason.);

(b)Relocation. Following a Change in Control, the relocation of Executive’s principal office location more than twenty-five (25) miles from its location as of the Effective Date (but not closer to Executive’s principal residence);

(c)Reduction in Salary. Executive’s Base Salary is reduced by more than ten percent (10%) of Executive’s initial Base Salary specified in Section 3.1. or, following a Change in Control, any reduction in Executive’s Base Salary (for avoidance of doubt, a reduction of less than 10% of Base Salary from Executive’s initial Base Salary prior to a Change in Control shall not be considered a breach of this Agreement);

Amendment to Manoocher Mansouri Employment Agreement

(d)Material Breach. Any material breach of the Agreement by the Company;

(e)Change in Title. Any change in Executive’s titles such that Executive no longer holds the titles (and privileges commensurate with such titles) set forth in Section 1.1 and instead is given a title or privileges of less importance and stature; and

(f)Change in Reporting Relationship. Any change in the reporting relationship, such that Executive no longer reports to the Parent’s Chief Executh,1e Officer.

2.Section 4.4.6 which provides for the payment of a Stay Bonus is hereby removed in its entirety and no Stay Bonus shall be payable under the Agreement.

3.Section 8.12 is hereby amended and restated in its entirety to provide as follows:

8.12Application of Section 409A. To the extent applicable, it -is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code and the guidance promulgated thereunder (“Section 409A”). This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A shall have no force and effect until amended by the parties to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A). Unless otherwise expressly provided, any payment of compensation by the Company to Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the 15th day of the third month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A). For purposes of this Agreement, “Separation from Service” shall have the meaning given to such term under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent that any severance payments come within the definition of “short term deferrals” or “involuntary severance” under Section 409A, such amounts shall be excluded from “deferred compensation” as allowed under Section 409A, and shall not be subject to the following Section 409A compliance requirements. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Any payments to which Section 409A applies which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as Separation from

Amendment to Manoocher Mansouri Employment Agreement

Service) occurs shall commence payment only in the calendar year in which the release revocation period ends if necessary to comply with Section 409A. In the event that Executive is determined to be a “key employee” (as defined and determined under Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon Separation from Service shall be made no earlier than (i) the first day of the seventh (7th) complete calendar month following such termination of employment, or (ii) Executive’s death, if required and consistent with the provisions of Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules to the extent necessary to comply with Section 409A: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Executive incurs such expenses, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder riot to be in compliance with Section 409A.

4.Section 8.15 is hereby amended and restated in its entirety to provide as follows:

8.15.Clawback Policy. Notwithstanding anything contained herein or in any incentive compensation plan, program or arrangement sponsored by the Company, all incentive or performance based compensation shall be subject to reduction or repayment by reason of a restatement of the Company’s or Parent’s financial statements if and to the extent such reduction or repayment is required by any applicable law.

5.A new Section 8.16 is hereby added to provide as follows:

8.16Limitation on Remedies. Executive acknowledges and agrees that this Agreement is being executed voluntarily, knowingly and without duress. Executive’s exclusive remedy against the Company in the event the Company materially breaches this Agreement shall be to invoke the provisions of Section 4.3.1 and Section 4.4 hereof. If Executive brings a claim based on breach of the Company’s obligation to provide any of the benefits and compensation promised to him in this Agreement, and it is determined that the Company breached such obligation, the amount of any award to Executive shall not exceed the amounts provided under Section 4.4 and, except as specifically provided in Section 4.4.2, shall not be reduced by alternative income or benefits he receives before or after his separation from the

Amendment to Manoocher Mansouri Employment Agreement

Company, nor shall he otherwise be required to mitigate his damages based on breach of this Agreement.

6.All other terms of the Agreement shall remain unchanged and the Agreement, as amended hereby, is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto haveexecuted this Amendment to be effective as of the date set forth above.

EXECUTIVE

/s/ Manoocher Mansouri
Manoocher Mansouri

OSI OPTOELECTRONICS INC.,

/s/ Deepak Chopra
By: Deepak Chopra, CEO OSI Systems, Inc.